Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of
China TMK Battery Systems Inc.

We consent to the incorporation in the Report of China TMK Battery Systems Inc. on Form S-1 of our report dated May 11, 2010 related to our audit of the consolidated financial statements of Leading Asia Pacific Investment Limited and Subsidiaries as of December 31, 2009, and the related consolidated statements of operations, changes in stockholders' equity, comprehensive income and cash flows for the year then ended, which our report is included in the Form S-1.

We also consent to the reference to our firm under the caption "Experts" in such Prospectus, which is part of this Registration Statement.

/s/ MALONEBAILEY, LLP
MALONEBAILEY, LLP
www.malone-bailey.com
Houston, Texas

May 11, 2010